INTERCOMPANY SERVICE AGREEMENT

This INTERCOMPANY SERVICE AGREEMENT (the “Agreement”) is made effective the 12th day of January 2026 (the “Effective Date”), by and between THE VANGUARD GROUP, INC., a Pennsylvania corporation having a principal place of business at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, USA (“VGI”), and VANGUARD CAPITAL MANAGEMENT, LLC, a Pennsylvania limited liability company having a principal place of business at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, USA (“Service Provider”). Capitalized terms not otherwise defined herein have the meanings assigned to them in Section 1 below.

RECITALS

WHEREAS, all the capital stock of VGI is owned collectively by the Member Funds;

WHEREAS, under the terms of the Member Funds’ Service Agreement, VGI provides certain corporate management, administrative, distribution, and other services to each of the Member Funds;

WHEREAS, the Member Funds’ Service Agreement authorizes VGI to engage, directly or through subsidiaries, in business activities supportive of the Member Funds’ operations as investment companies;

WHEREAS, VGI has established and capitalized Service Provider as a wholly owned subsidiary of VGI to provide Services to the Subject Funds, and VGI intends to provide certain services for Service Provider, in each case as set forth herein;

WHEREAS, the Board has approved this Agreement with respect to each applicable Subject Fund;

NOW, THEREFORE, in view of these recitals and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

1.DEFINITIONS. The following terms have the meanings indicated below when used in this Agreement. Any term defined below (or elsewhere) in the singular form shall have the related plural meaning when used in the plural form, and any term defined in the plural form shall have the related singular meaning when used in the singular form.

“Affiliate” of a Person means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. The power to direct or cause the direction of the management of another Person, whether through the ownership of voting securities, by contract, or otherwise, shall constitute control for purposes of this definition.

“Board” means the board of trustees or the trustee, as applicable, of the relevant Subject

Fund.

“Business Day” means any day other than a Saturday, Sunday, or a company-wide holiday at VGI.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of Service Provider, which ends December 31.

“Governing Agreement” means the Member Funds’ Service Agreement or other agreement governing VGI’s provision of management, administrative or other services to the relevant Subject Fund.

“Member Fund” means any of the investment companies that are registered under the U.S. Investment Company Act of 1940 and that together, directly or indirectly, own all the capital stock of VGI.

“Member Funds’ Service Agreement” means the Fifth Amended and Restated Funds’ Service Agreement, dated as of June 8, 2009, as may be amended from time to time.

“Person” means an individual, partnership, joint venture, corporation, trust, or any organization (whether incorporated or not) or government or any department or agency thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Services” means the investment management and proxy voting related services as further described in Exhibit A.

“Subject Fund” means any of the Member Funds, other registered investment companies or investment vehicle subsidiaries of a Member Fund listed on a separate schedule maintained by the parties, which may be amended from time to time by mutual agreement of the parties.

“VGI Assets” means (i) all real property and all facilities and improvements thereon used in the business of VGI, (ii) desks, furniture and office equipment, computer and network hardware, office supplies, and all other tangible assets used in the business of VGI, and (iii) VGI Documentation.

“VGI Documentation” means all books, records, files and data relating to VGI or the business of VGI, including, without limitation, all documentation relating to the property records, accounting records, tax records, sales data, engineering records, contract records, personnel records, schematics, surveys, designs, processes, marketing records, credit records, data processing software, source codes, data bases, research and development records, customer lists, labels, promotional literature, packaging materials, sales brochures, sales manuals and operating information, which are used in the business of VGI or maintained by or for VGI or any Affiliate.

2.REPRESENTATIONS & WARRANTIES.

2.1.MADE BY VGI. VGI represents and warrants to Service Provider as set forth below.

2.1.1.DUE ORGANIZATION. VGI is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease, and operate the properties and assets utilized in, and to carry on, the business of VGI as it is presently being conducted.

2.1.2.CORPORATE AUTHORITY. VGI has full power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, to grant the licenses granted hereunder, and to consummate the transactions contemplated hereunder. The execution, delivery, and performance of this Agreement by VGI and all other documents and instruments to be executed, delivered, or performed by VGI hereunder have been duly and validly authorized by all necessary action by VGI.

2.1.3.LEGALITY & VALIDITY. Assuming due authorization, execution, and delivery by Service Provider this Agreement and all other documents and instruments to be executed and delivered by VGI hereunder constitute the legal, valid, and binding obligations of VGI, enforceable against it in accordance with their respective terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws of general application relating to creditors’ rights.

2.1.4.CONSENTS & APPROVALS. Neither the execution and delivery of this Agreement by VGI, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof (i) conflicts with or results in any breach of any provision of the articles of incorporation or by-laws (or other similar governing documents) of VGI, (ii) requires any consent, approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority or other Person, except as described in the recitals above, (iii) results in a default (or gives rise to any right to termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, agreement, lease, or other instrument or obligation to which VGI is a party or by which any of the assets of VGI may be bound and which, individually or in the aggregate, are material to the conduct of its business, or (iv) violates any order, writ, injunction, decree, statute, rule, or regulation applicable to VGI.

2.1.5.COMPLIANCE AND REGULATORY STATUS. VGI is registered with the SEC as an investment adviser under the U.S. Investment Advisers Act of 1940 and is fully authorized to provide the services contemplated in this Agreement. In providing such services, VGI operates principally from its main office in Pennsylvania and complies with its license conditions and all applicable law (including securities, tax, and anti-money laundering rules, regulations, and government guidance).

2.2.MADE BY SERVICE PROVIDER. Service Provider represents and warrants to VGI as set forth below.

2.2.1.DUE ORGANIZATION. Service Provider is a limited liability company duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease, and operate the properties and assets utilized in, and to carry on, the business of Service Provider as it is presently being conducted.

2.2.2.CORPORATE AUTHORITY. Service Provider has full power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, to grant the licenses granted hereunder, and to consummate the transactions contemplated hereunder. The execution, delivery, and performance of this Agreement by Service Provider and all other documents and instruments to be executed, delivered, or performed by Service Provider hereunder have been duly and validly authorized by all necessary action by Service Provider.

2.2.3.LEGALITY & VALIDITY. Assuming due authorization, execution, and delivery by VGI, this Agreement and all other documents and instruments to be executed and delivered by Service Provider hereunder constitute the legal, valid, and binding obligations of Service Provider enforceable against it in accordance with their respective terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws of general application relating to creditors’ rights.

2.2.4.CONSENTS & APPROVALS. Neither the execution and delivery of this Agreement by Service Provider, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof (i) conflicts with or results in any breach of any provision of the limited liability company agreement (or other similar governing documents) of Service Provider, (ii) requires any consent, approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority or other Person, except as described in the recitals above, (iii) results in a default (or give rises to any right to termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, agreement, lease, or other instrument or obligation to which Service Provider is a party or by which any of the assets of Service Provider may be bound and which, individually or in the aggregate, are material to the conduct of its business, or (iv) violates any order, writ, injunction, decree, statute, rule, or regulation applicable to Service Provider.

2.2.5.COMPLIANCE AND REGULATORY STATUS. Service Provider is registered with the SEC as an investment adviser under the U.S. Investment Advisers Act of 1940 and is fully authorized under applicable law to provide the Services. In providing the Services, Service Provider operates principally from its main office in Pennsylvania and complies with its license conditions and all applicable law (including securities, tax, and anti-money laundering rules, regulations, and government guidance).

3.SERVICES.

3.1.SERVICES PROVIDED BY THE SERVICE PROVIDER. Service Provider shall provide the

Services to the Subject Funds. For the avoidance of doubt, the Services provided to the Subject Funds that are Member Funds shall be provided through Service Provider in accordance with and pursuant to the Member Funds’ Service Agreement.

3.2.MONITORING AND EVALUATION BY VGI. The Service Provider acknowledges that VGI will be responsible for monitoring and evaluating, and periodically making recommendations to the Boards of the Subject Funds regarding, the Service Provider’s performance of the Services under this Agreement. The Service Provider agrees to make available such information as VGI may reasonably request to enable VGI to carry out such responsibility.

3.3.SUPPORT SERVICES PROVIDED BY VGI. VGI shall provide Service Provider with certain administrative, executive, and other services and products that VGI reasonably determines are necessary or instrumental to support Service Provider’s business of providing Services under this Agreement. These administrative and executive services and products may include technology support (including access to networks, websites, security and technical assistance), and human resources, financial, legal, compliance, and tax consulting support. In addition, VGI agrees to assign and second to Service Provider such VGI employees (“Seconded VGI Employees”) as shall be necessary and sufficient to permit Service Provider to engage in the business of providing Services to the Subject Funds. Seconded VGI Employees shall perform such duties in such manner as shall be determined from time to time by Service Provider and subject to Service Provider’s supervision. VGI also agrees to permit Service Provider to use, and to have access to, such of the VGI Assets as shall be necessary and sufficient to permit Service Provider to engage in the business of providing the designated Services. Subject to the other provisions of the Agreement, the parties may mutually agree that VGI should perform services or take actions other than those specifically described herein; provided that VGI will not exercise investment management or proxy voting power for or on behalf of Service Provider.

3.4.OTHER SERVICES. Service Provider shall obtain any other services and incur any other costs, charges, fees, or expenses reasonably necessary or instrumental, without duplication of services provided or costs borne by VGI hereunder, to provide Services to the Subject Funds as provided herein, including professional services, as well as such other reasonable costs and expenses (including non-recurring and extraordinary costs and expenses) as may arise from time to time and which are reasonably necessary or instrumental for the provision of such Services hereunder.

3.5.INTENTIONS OF THE PARTIES.

3.5.1.INVESTMENT ADVISER STATUS. The parties intend that this Agreement not result in either party meeting the definition of “investment adviser” under the U.S. Investment Company Act of 1940, which excludes companies that provide investment advisory services to one or more registered investment companies at cost.

3.5.2.LIMITATION ON AUTHORIZED SERVICES. Notwithstanding anything to the contrary, this Agreement does not authorize either party to provide any services or take any action that, alone or in combination with other services provided or actions taken hereunder, would cause a party to have a permanent establishment in any foreign jurisdiction.

3.5.3.INFORMATION BARRIERS. The parties acknowledge that certain personnel of the Service Provider are subject to information barriers that prevent the sharing of certain information with certain personnel of VGI and its Affiliates. Except to the extent required by law, regulation or court order, nothing herein requires personnel performing the services contemplated hereby on behalf of either party to share information to the extent doing so would be inconsistent with the policies and procedures governing such information barriers.

4.PAYMENTS.

4.1.VGI agrees to pay to the Service Provider, within thirty (30) days after the last Business Day of each month or at such other time as agreed to by VGI and the Service Provider,

the costs of operation of Service Provider incurred as a result of or in connection with its provision of the Services for each monthly period, or for such other period as is agreed upon.

4.2.Service Provider agrees to pay to VGI, within thirty (30) days after the last Business Day of each month or at such other time as agreed to by VGI and the Service Provider, the costs and expense incurred by VGI as a result of or in connection with its provision of services under this Agreement for each monthly period, or for such other period as is agreed upon.

4.3.The amounts payable under Sections 4.1 and 4.2 may be netted, so that only a net payment is made between the relevant parties. In the case of any net settlement, VGI and the Service Provider shall make appropriate adjustments and book entries in order to accurately reflect the satisfaction of the obligations of the parties and account for any such netting. For the avoidance of doubt, any amounts netted pursuant to the previous sentence shall be treated as paid by the applicable party under the terms of this Agreement.

5.USE OF VGI PROPERTY.

5.1.VGI MARKS; TRADEMARK LICENSE GRANT. VGI hereby grants to Service Provider a limited, non-exclusive, non-assignable, royalty-free, fully paid-up, non-transferable, worldwide right and license to use VGI’s name, trademarks, service marks, and logos (the “VGI Marks”) solely as necessary for, and in connection with, providing the Services hereunder, in each case subject to and without limiting the terms of this Agreement. Any such use shall incorporate appropriate service mark notices as directed by VGI. Service Provider shall have the right to sublicense the rights granted to it in this Section 5.1 to third parties; provided however, that Service Provider secures VGI’s prior approval for each such instance, which approval VGI may withhold in its sole discretion.

5.2.VGI COPYRIGHT, PATENTS & OTHER INTELLECTUAL PROPERTY. VGI hereby grants to Service Provider a limited, non-exclusive, non-assignable, royalty-free, fully paid-up, non- transferable, worldwide right and license to use VGI’s copyrights (“VGI Copyrights”), patents (“VGI Patents”), and other relevant intellectual property (other than the VGI Marks) solely as necessary for, and in connection with providing the Services hereunder (“Other VGI IP,” and collectively with VGI Marks, VGI Copyrights, and VGI Patents, “VGI IP”), in each case subject to and without limiting the terms of this Agreement, including without limitation Section 3.5.3 and all confidentiality obligations, including without limitation Section 8. Service Provider shall have the right to sublicense the rights granted to it in this Section 5.2 to third parties; provided however, that Service Provider secures VGI’s prior approval for each such instance, which approval VGI may withhold in its sole discretion.

5.3.OWNERSHIP OF VGI IP. Goodwill derived from Service Provider’s use of the VGI IP shall inure to the benefit of VGI. This Section 5 confers only certain limited rights to use the VGI IP. Except for such rights, VGI shall retain all right, title, and interest in and to the VGI IP.

5.4.PROMOTIONAL MATERIALS. Service Provider will implement procedures designed to ensure that it, and all advertising, promotional, sales support, or client service materials that it creates for any purpose (“Promotional Materials”), if any, comply with VGI’s corporate intellectual property policies (the “IP Policies”). Service Provider shall, when using, distributing, or publishing any Promotional Materials, ensure that such Promotional Materials comply with the IP Policies. VGI shall ensure that the IP Policies, including any related guidelines, are provided to Service Provider in a manner that Service Provider can access and utilize it. Service Provider shall not be required to provide such Promotional Materials to VGI for review and approval prior to Service Provider’s use, distribution, or publication thereof, unless the Parties hereby agree otherwise or unless, in the opinion of VGI’s counsel, VGI’s intellectual property rights or other rights are in jeopardy or are or would otherwise be adversely affected, in which case Service Provider shall provide such Promotional Materials to VGI for review prior to use as requested by VGI and shall not use, distribute, or publish such Promotional Materials until approved by VGI. Such prior review and approval by VGI shall continue only for so long as necessary to ensure the protection or preservation of VGI’s rights, unless the parties agree otherwise. When conducting such prior review, VGI shall review and provide its comments on such Promotional Materials to Service Provider within three Business Days of receipt thereof from Service Provider, and Service Provider may consider as approved any Promotional Materials with regard to which VGI has not provided its comments, or requested additional time to review, within such three Business Day period. Service Provider agrees to comply with any modifications or changes to Promotional Materials requested by VGI upon VGI’s review of Promotional Materials. Should VGI modify the IP Policies, it shall promptly provide notice and a copy of such modified IP Policies to Service Provider.

5.5.VGI PROPERTY: RESERVATION OF RIGHTS. All rights that VGI possesses with respect to the VGI IP (collectively, the “VGI Property”) that are not expressly granted to Service Provider in this Agreement are expressly reserved to VGI and its successors and assigns. For the avoidance of doubt, except as expressly set forth herein or in any other agreement between Service Provider and VGI, or as required by law, Service Provider shall not make use of any VGI Property without VGI’s prior written approval, which approval VGI may withhold in its sole discretion. Service Provider expressly understands and agrees that no rights to use the VGI Property are granted hereunder other than those specifically described and expressly granted herein, and this Agreement shall not be construed to transfer to Service Provider any of VGI’s rights to, or interests in, the VGI Property. Service Provider further acknowledges and agrees that its use of the VGI Property is subject to the terms and conditions of the IP Policies and to other such policies as may be in effect from time to time.

5.6.ADDITIONAL ACTIONS. Unless otherwise agreed by Service Provider and VGI, Service Provider hereby:

5.6.1.agrees that it shall promptly make full written disclosure to VGI, and shall hold in trust for the sole right and benefit of VGI, any and all trademarks, service marks, logos, trade dress, inventions, original works of authorship, developments, concepts, processes, business methods, software or computer code, machines, improvements, or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Service Provider may solely or jointly conceive, learn, develop, make, or reduce to practice, or cause to be conceived, learned, developed, made, or reduced to practice (collectively, “Inventions”);

5.6.2.assigns to VGI, or its designee, all of its right, title, and interest in and to all such Inventions, including any right, title, and interest that it may acquire in or to such Inventions in the future, such assignment to occur automatically upon the creation of such Invention without the need for any further action by either party, and, for the avoidance of doubt, such assigned Inventions may be used by Service Provider subject to the terms of the licenses granted to Service Provider under Sections 5.1 and 5.2 of this Agreement;

5.6.3.acknowledges that all original works of authorship which are made by it (solely or jointly with others), which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent such original works of authorship are not deemed to be “works made for hire,” Service Provider hereby assigns to VGI, or its designee, all of its right, title, and interest in and to all such original works for authorship; and

5.6.4.agrees to complete, execute, and provide any documentation requested by VGI with regard to the foregoing.

5.7.REMEDIES. In the event of any breach by Service Provider of any of the terms of this Section 5, then VGI, in addition to recovering monetary damages and pursuing other remedies for such breach, shall have the right to seek a temporary restraining order and/or injunctive relief from any court in equity to halt or prevent the breach.

6.INDEMNIFICATION.

6.1.Consistent with and subject to the provisions of the Subject Funds’ Governing Agreements, Service Provider is a third party beneficiary of any indemnification, limitation of liability, or similar provision in each such Subject Fund’s Governing Agreement and shall be indemnified, held harmless and reimbursed for any losses incurred in connection with the Services provided under this Agreement to the same extent that such losses may be indemnified, limited or reimbursed under such Governing Agreement.

6.2.Unless otherwise provided by law or a Subject Fund’s constitutive documents, Service Provider agrees that any recourse it may seek under this Agreement for any claim involving a Subject Fund shall be limited to the Subject Fund and not to its Board.

7.REPORTING REQUIREMENTS.

7.1.FINANCIAL AND TAX INFORMATION. In addition to any other reports it must provide under this Agreement, Service Provider shall provide VGI all reasonably requested financial and tax information. During the term of this Agreement, Service Provider shall also provide the reports specified in Sections 7.2, 7.3 and 7.4, unless the parties mutually agree otherwise.

7.2.ANNUAL REPORTS. As soon as available and not later than ninety (90) Business Days immediately following the close of each Fiscal Year, Service Provider shall deliver to VGI audited financial statements, prepared in accordance generally accepted accounting principles (“GAAP”), and any other information required to comply with local statutory reporting requirements.

7.3.QUARTERLY REPORTS. As soon as available and not later than thirty (30) Business Days after the end of each of the first three Fiscal Quarters, Service Provider shall deliver to VGI an interim financial statement prepared in accordance with GAAP and with guidance provided by VGI from time to time.

7.4.MONTHLY REPORTS. As soon as available and not later than twenty (20) calendar days after the end of each month, Service Provider shall deliver to VGI a summary of revenues and expenses for the month prepared in accordance with GAAP and with guidance provided by VGI from time to time.

8.CONFIDENTIALITY.

8.1.CONFIDENTIAL INFORMATION. During the term of this Agreement and thereafter, each party shall regard as confidential and will retain in strict confidence all oral or written information, of whatever kind and in whatever form, relating to the other party and their respective Affiliates’ business and business activities (past, present, and future), financial, technical, and client information (including clients’ identities), whether in tangible or intangible form and whether or not marked as “confidential,” that it obtains from any source as a result of or in connection with its provision of services under this Agreement, together with all such other information designated by VGI as confidential, but excluding any information that is or becomes a matter of public knowledge through no fault of a party or is rightfully disclosed to a party by another Person without restriction (“Confidential Information”). For purposes of this Section 8.1, an “Affiliate” of a party shall not include the other party.

8.2.DISCLOSURE OF CONFIDENTIAL INFORMATION. Except as permitted under this

Agreement or by prior written consent of the relevant party, a party shall not use, disclose, or distribute to any Person any Confidential Information of the other party and shall not permit any Person to access any Confidential Information of the other party; provided that a party may disclose or distribute Confidential Information of the other party to the following (collectively, its “Agents”): (i) its officers, directors, and employees who have a business need to know such Confidential Information and (ii) its consultants, agents, or independent contractors who (x) have a business need to know such Confidential Information and (y) have entered into binding obligations of confidentiality substantially similar to, and no less restrictive than, the obligations set forth herein. Each party shall ensure that its Agents agree to, and monitor whether they in fact do, comply with such obligations and shall cooperate with the other party to enforce such obligations, including by notifying the other party promptly when such party discovers any unauthorized disclosure of Confidential Information of the other party. Notwithstanding anything to the contrary, nothing herein will impede an individual from communicating directly with the staff of a relevant regulatory body about a possible violation of law consistent with VGI’s U.S. Whistleblowing Policy.

8.3.SOFTWARE CODE & EQUIPMENT. Each party shall not reverse compile, reverse assemble, or reverse engineer any software code or equipment that is considered Confidential Information of the other party hereunder.

8.4.SURRENDER OF CONFIDENTIAL INFORMATION. Upon termination of this Agreement or upon a party’s request, each party agrees to surrender and deliver to the other party all Confidential Information that has been provided to the party or that the party has acquired as a result of or in connection with performing services hereunder.

8.5.TAX DISCLOSURE. Notwithstanding anything to the contrary, VGI and Service Provider retain unlimited discretion to disclose the tax treatment and tax structure of any transaction contemplated by this Agreement.

9.MISCELLANEOUS.

9.1.DURATION & TERMINATION.

9.1.1.DURATION OF SERVICES TO A SUBJECT FUND. The obligation of the Service

Provider to provide the Services to a Subject Fund shall continue with respect to a Subject Fund that is registered as an investment company under the U.S. Investment Company Act of 1940, unless sooner terminated in accordance with the terms herein, for one year from the date it is approved with respect to such Subject Fund, and shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by the Board, or (ii) by vote of a majority of the outstanding voting securities of the Subject Fund.

9.1.2.TERMINATION OF SERVICES TO A SUBJECT FUND. The obligation of the

Service Provider to provide the Services to a Subject Fund may be terminated (i) on 60 days’ advance written notice to Service Provider, without penalty, by the Board (through VGI) or by the shareholders of the Subject Fund acting by vote of at least a majority of its outstanding voting securities; (ii) by the Service Provider upon giving at least 60 days’ advance written notice to VGI;

(iii)by mutual written agreement of the parties; or (iv) immediately upon delivery of written notice by VGI to Service Provider if Service Provider is no longer permitted under any applicable law to perform its obligations under this Agreement. The obligation of the Service Provider to provide the Services to a Subject Fund shall terminate automatically upon termination of such Subject Fund’s Governing Agreement.

9.1.3.EFFECT OF TERMINATION AS TO A SUBJECT FUND. For the avoidance of doubt,

it is understood that this Agreement may be terminated or not renewed as to one or more Subject Funds without affecting the other Subject Funds hereunder.

9.1.4.TERMINATION OF THIS AGREEMENT. This Agreement will terminate at such time as no Subject Funds are receiving, or are contemplated to receive, Services hereunder or, if sooner, by mutual written agreement of the parties. This Agreement shall terminate automatically in the event of its assignment (as such term is defined for regulatory purposes) by either party.

9.2.SURVIVAL. In the event this Agreement is terminated or is not approved in the manner required herein with respect to a Subject Fund, Sections 6, 7.1, 8, 9.2, 9.8, and 9.10 of this Agreement shall remain in effect, and only to the extent that payments are owed to VGI or the Service Provider, Section 4 shall remain in effect, in each case with respect to such Subject Fund.

9.3.EXHIBITS INCORPORATED. All exhibits referenced in this Agreement, as such exhibits may be amended and in effect from time to time, are incorporated herein by reference and made a part hereof.

9.4.ENTIRE AGREEMENT. This Agreement, including all exhibits attached hereto as amended and in effect from time to time, constitute the entire agreement between the parties with respect to the subject matter hereof. All other prior agreements, representations, statements, negotiations, and understandings between the parties with respect to such subject matter are superseded hereby.

9.5.SEVERABILITY. All clauses of this Agreement are distinct and severable, and the legality and enforceability of each such clause shall not be affected if any other clause should be deemed illegal or unenforceable in any jurisdiction for any reason.

9.6.NOTICES, REPORTS, & OTHER COMMUNICATIONS. Notices provided pursuant to

Section 9.1.2 shall be made in writing and shall be deemed duly given (i) when delivered personally to the recipient, (ii) three Business Days after being sent to the recipient by reputable express courier service (charges prepaid), (iii) one Business Day after being sent to the recipient by email, or (iv) seven Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below.

If to Service Provider:

Secretary

Vanguard Capital Management, LLC

100 Vanguard Boulevard,

Malvern, PA 19355

USA

If to VGI:

General Counsel

The Vanguard Group, Inc.

100 Vanguard Boulevard

Malvern, PA 19355

USA

9.7.NON-WAIVER. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.

9.8.GOVERNING LAW. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to choice of law principles.

9.9.FORCE MAJEURE. Each party shall be excused for failure to meet its obligations hereunder in the event, to the extent, and during the times of such failure as caused by war, fire, flood, strike, lockout, accident, riot, act of governmental authority, injunction, inability to obtain raw materials or power, public health crisis or by any other cause, whether or not of a similar nature, beyond the reasonable control of the party affected thereby, provided that the party suffering such event of force majeure shall give notice of such to the other party not more than ten

(10)days after the occurrence thereof.

9.10.THIRD-PARTY BENEFICIARIES. The parties hereto acknowledge and agree that the Subject Funds are third-party beneficiaries as to the covenants, obligations, representations and warranties undertaken by Service Provider under this Agreement and as to the rights and privileges to which VGI is entitled pursuant to this Agreement, and that the Subject Funds are entitled to all of the rights and privileges associated with such third-party beneficiary status. Except as expressly set forth in this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the Subject Funds and the parties hereto and their respective successors and permitted assigns.

9.11.AMENDMENTS & MODIFICATIONS. This Agreement may be amended or modified only by mutual written agreement of the parties hereto.

9.12.COUNTERPARTS & HEADINGS. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement and any documents related hereto may be electronically signed. The parties agree that any electronic signatures appearing on this Agreement and any related documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility. All headings in this Agreement are inserted for convenience of reference only and shall not affect its meaning or interpretation.

9.13.CONSTRUCTION. Any use in this Agreement or the exhibit hereto of the word “including” (or variants thereof, such as “include”) shall be interpreted to mean including without limitation (or variants thereof, such as include without limitation), and any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder. VGI and Service Provider have participated jointly in the negotiation and drafting of this Agreement and the exhibit hereto. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the exhibit hereto shall be construed as if drafted jointly by VGI and Service Provider and no presumption or burden of proof shall arise favoring or disfavoring either VGI or Service Provider by virtue of the authorship of any of the provisions of this Agreement or the exhibit hereto.

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Each of the parties hereto has caused this Agreement to be signed by its duly authorized officers as of the Effective Date.

THE VANGUARD GROUP, INC.	VANGUARD CAPITAL MANAGEMENT, LLC
NAME: John E. Schadl	NAME: Beth Morales Singh
SIGNATURE:_/s/ John E. Schadl______	SIGNATURE:_/s/ Beth Morales Singh____
TITLE: Principal	TITLE: Secretary

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Exhibit A

SUPPORT & SERVICES

Capitalized terms not defined in this Exhibit A have the meanings ascribed to them in the Agreement.

Subject to the terms of the Agreement and to the oversight of the Board, the Service Provider shall have full and sole authority under this Agreement to provide the investment management and proxy voting related services described in this Exhibit A to the Subject Funds; provided that the Board or its designee may, from time to time, make additions to, and withdrawals from, the assets of a Subject Fund assigned to the Service Provider.

Service Provider shall regularly provide the Subject Funds with investment research, advice, management, trading and supervision and shall furnish a continuous investment program for the Subject Funds consistent with each Subject Fund’s investment objectives, policies and restrictions, as stated in the Subject Fund’s current Prospectus and Statement of Additional Information, and subject to such other restrictions and limitations as directed to the Service Provider. The Service Provider shall determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Subject Funds and what portion of the Subject Funds’ investment portfolios will be held in the various securities and other investments in which the Subject Funds invest, and shall implement those decisions (including the negotiation and execution of investment documentation and agreements, including, without limitation, swap, futures, options and other agreements with counterparties, on each Subject Fund’s behalf as the Service Provider deems appropriate from time to time in order to carry out its responsibilities hereunder), all subject to the provisions of each Subject Fund’s articles of incorporation, declaration of trust, as applicable, or by-laws (or other similar governing documents) (collectively, the “Governing Documents”), the U.S. Investment Company Act of 1940 and the applicable rules and regulations promulgated thereunder by the SEC and other applicable law. The Service Provider is authorized as the agent of the Subject Funds to give instructions with respect to the Subject Funds to the custodian of the Subject Fund as to deliveries of securities and other investments and payments of cash for the account of the Subject Fund.

The Service Provider will place orders pursuant to its investment determinations for the Subject Funds either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the U.S. Securities Exchange Act of 1934) to the Subject Funds and/or the other accounts over which the Service Provider or its Affiliates exercise investment discretion.

The Service Provider will provide services relating to proxy voting as directed by the Board.

Subject to Section 3.5.2 of the Agreement, which limits authorized services and actions to those that, taken alone or together, would not cause VGI to have a permanent establishment in a foreign jurisdiction, the parties may mutually agree that Service Provider should perform services or take actions other than those specifically described herein.

Ex. A, Page 1

VGI will inform Service Provider if any services the parties agree Service Provider should provide hereunder would require Service Provider to be licensed, registered, approved or to make any filing or to obtain any other qualification under the laws of the United States.

The Service Provider will supply the Board, the officers of the Subject Funds and VGI with all information and reports reasonably required by them and reasonably available to the Service Provider relating to the services provided by the Service Provider hereunder and make its officers and other appropriate personnel available upon reasonable request to attend meetings of the Board.

Service Provider will give VGI and its auditors and compliance officers and the Subject Funds’ auditors and compliance officers, as well as any applicable regulatory body (or any agent thereof), effective access to its books and records in relation to its management of the Subject Funds for inspection purposes.

Service Provider will disclose to VGI any development that may have a material impact on its ability to perform its obligations hereunder effectively and in compliance with applicable laws and regulatory requirements. Service Provider will not without the prior written approval of VGI delegate or outsource the performance of its obligations hereunder to another entity or organization.

Service Provider will preserve for the periods prescribed by Rule 31a-2 under the U.S. Investment Company Act of 1940 the records relating to its activities hereunder required by it under the 1940 Act. Service Provider agrees that all such records are the property of the Subject Funds and will surrender promptly copies of any such records upon the Subject Fund’s or VGI’s request, provided, however, that the Service Provider may retain copies of any records to the extent required for it to comply with applicable laws and its internal record retention policies.

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Ex. A, Page 2